PARTNERSHIP AGREEMENT

     This Agreement is entered into on this 22 day of May 2007, between HS3 Technologies, Inc. (HS3), a Colorado corporation, and Wright-Hennepin Cooperative Electric Association, d/b/a WH International Response Center (“WHIRC”), a Minnesota cooperative corporation, collectively (the parties) as follows:

Recitals

     WHEREAS, HS3 is a supplier security products and remote video monitoring services which can be installed in residential homes and commercial businesses; and

     WHEREAS, WHIRC operates a monitoring center that can satisfy monitoring requirements for traditional alarm systems, and some video monitoring services; and

     WHEREAS, HS3 and WHIRC desire to enter into a mutually beneficial business arrangement where WHIRC can purchase HS3 equipment and remote video monitoring services for WHIRC dealers, and HS3 agrees to refer traditional alarm monitoring services for new dealers to WHIRC.

IT IS AGREED between the parties as follows:

1.	WHIRC referred dealers will receive the HS3 “Special Pricing” for equipment and services as listed in “Exhibit A – Pricing Agreement”, which may be revised as agreed on by the parties.

All pricing may be subject to change due to upgrades in products or solutions.

2.	All dealers will be subject to WHIRC standard credit approval process in order to qualify for Special Pricing.

3.	All products will be shipped direct from HS3. All Special Pricing does not include shipping. .

4.	WHIRC will do the billing of the WHIRC dealers and will serve as the Distributor of HS3’s products and services.

5.	WHIRC will advise prospects of the availability of the program and HS3 Special Pricing, providing the prospects contract their monitoring with WHIRC.

6.	WHIRC will advise HS3 Area Sales Manager of all dealers who are interested in the program.

7.	HS3 will advise WHIRC of new customers and dealers in the markets that WHIRC serves who are interested in the program. These markets are identified in Exhibit B, which may be revised as agreed on by the parties.

8.	Training will be an important part of this Partnership and as such the responsibilities can be split into two parts. WHIRC will try to pull together the participating dealers of interest at locations where a group session can take place. This will help to reduce time and actual expenses of the trainers. HS3 will conduct the training of the participates along with the help of a specialized trainer within WHIRC. It should be noted that in almost all cases that the dealers will pick up the expenses of the training session unless agreed upon by HS3 and WHIRC.

9.	Whereas, WHIRC and HS3 mutually agree to expand each of there business models in conjunction with this partnership agreement, both parties will when ever possible try to reciprocate business prospects to each other. An example of this might be HS3 will try to give work to a dealer with in the network of WHIRC provided that the dealer can accomplish the work competitively and geographically, or WHIRC will try to represent new business opportunities to HS3 in areas that are currently unexplored provided HS3 can competitively provide the service.

10.	This Agreement shall be for an initial term of three (3) years. After the initial term of this Agreement has been completed, this Agreement shall automatically renew on an annual basis unless terminated by either party upon 60-days written notice prior to the anniversary date of the Agreement. Either party may terminate this Agreement, however, for a material breach of its terms by the other party, provided that the non-breaching party has given thirty (30) days’ written notice of the breach, and the breaching party has failed to cure the breach in that period.

11.	The parties hereby release, discharge and agree to hold each other, their employees and agents harmless from any and all claims, liabilities, damages, loss or expenses, arising from or caused by any hazard covered by insurance resulting from or related to this Agreement by any parties. The parties agree to indemnify, defend and hold harmless each other, their employees and agents harmless from any claims for subrogation which may be brought against them, their employees and agents by any insurer or insurance company or its agents or assigns, or any other parties, including payment of all damages, expenses, costs and attorney's fees.

12.	This Agreement shall be governed under the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first appearing hereinabove.

HS3, Inc.

By:
________________________________

Its:
________________________________

WRIGHT-HENNEPIN COOPERATIVE
ELECTRIC ASSOCIATION, D/B/A WH
INTERNATIONAL RESPONSE CENTER

By:
________________________________

Its:
________________________________